                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 6)

               OXFORD RESIDENTIAL PROPERTIES I LIMITED PARTNERSHIP
               ---------------------------------------------------
                                (Name of Issuer)

                 ASSIGNEE UNITS OF LIMITED PARTNERSHIP INTERESTS
                 -----------------------------------------------
                         (Title of Class of Securities)

                                 NOT APPLICABLE
                                 --------------
                                 (CUSIP Number)

                                 PATRICK J. FOYE
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                           COLORADO CENTER, TOWER TWO
                          2000 SOUTH COLORADO BOULEVARD
                             DENVER, COLORADO 80222
                                 (303) 757-8101
                                 --------------
            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)

                               September 20, 2000
                               ------------------
             (Date of Event Which Requires Filing of This Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-(f) or 13d-(g), check the following box. [ ]

                                    COPY TO:

                              JONATHAN L. FRIEDMAN
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           300 SOUTH GRAND, 34TH FLOOR
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000

                                   ----------

CUSIP No. Not Applicable              13D


1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                  84-129577

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCES OF FUNDS

                  Not Applicable

5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f)

                                                                             [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER


         8.       SHARED VOTING POWER

                         10,992

         9.       SOLE DISPOSITIVE POWER


         10.      SHARED DISPOSITIVE POWER

                         10,992

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         10,992

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         45.51%

14.      TYPE OF REPORTING PERSON

                         CO

CUSIP No. Not Applicable             13D


1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  AIMCO PROPERTIES, L.P.
                  84-1275621

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  WC, BK

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(e) OR 2(f)                                                  [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER


         8.       SHARED VOTING POWER

                         10,992

         9.       SOLE DISPOSITIVE POWER


         10.      SHARED DISPOSITIVE POWER

                         10,992

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         10,992

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         45.51%

14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No. Not Applicable             13D


1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  AIMCO-GP, INC.


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCES OF FUNDS

                  Not Applicable

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(e) OR 2(f)                                                  [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER


         8.       SHARED VOTING POWER

                         10,992

         9.       SOLE DISPOSITIVE POWER


         10.      SHARED DISPOSITIVE POWER

                         10,992

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         10,992

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                             [ ]
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         45.51%

14.      TYPE OF REPORTING PERSON

                  CO

CUSIP No. Not Applicable             13D


1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  ORP ACQUISITION PARTNERS LIMITED PARTNERSHIP

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCE OF FUNDS

                  Not Applicable

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(e) OR 2(f)                                                  [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER


         8.       SHARED VOTING POWER

                         4,997

         9.       SOLE DISPOSITIVE POWER


         10.      SHARED DISPOSITIVE POWER

                         4,997

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         4,997

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         21.11%

14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No. Not Applicable             13D


1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  ACQUISITION LIMITED PARTNERSHIP

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCES OF FUNDS

                  Not Applicable

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(e) OR 2(f)                                                  [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER


         8.       SHARED VOTING POWER

                         4,997

         9.       SOLE DISPOSITIVE POWER


         10.      SHARED DISPOSITIVE POWER

                         4,997

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         4,997

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                             [ ]
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         21.11%

14.      TYPE OF REPORTING PERSON

                  PN

CUSIP No. Not Applicable             13D


1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  ORP ACQUISITION, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCES OF FUNDS

                  Not Applicable

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(e) OR 2(f)
                                                                             [ ]
6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER


         8.       SHARED VOTING POWER

                         4,997

         9.       SOLE DISPOSITIVE POWER


         10.      SHARED DISPOSITIVE POWER

                         4,997

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         4,997

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                             [ ]
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         21.11%

14.      TYPE OF REPORTING PERSON

                         CO

CUSIP No. Not Applicable             13D


1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  OXFORD REALTY FINANCIAL GROUP, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCES OF FUNDS

                  Not Applicable

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(e) OR 2(f)
                                                                             [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER


         8.       SHARED VOTING POWER

                         4,997

         9.       SOLE DISPOSITIVE POWER


         10.      SHARED DISPOSITIVE POWER

                         4,997

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         4,997

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                             [ ]
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         21.11%

14.      TYPE OF REPORTING PERSON

                         CO

CUSIP No. Not Applicable             13D


1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  AIMCO/BETHESDA HOLDINGS, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCES OF FUNDS

                  Not Applicable

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(e) OR 2(f)
                                                                             [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER


         8.       SHARED VOTING POWER

                         4,997

         9.       SOLE DISPOSITIVE POWER


         10.      SHARED DISPOSITIVE POWER

                         4,997

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         4,997

12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                         21.11%

14.      TYPE OF REPORTING PERSON

                         CO



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

CUSIP No.  Not Applicable                        13D


1.       NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                  AIMCO/BETHESDA HOLDINGS ACQUISITIONS, INC.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) [ ]
                                                                         (b) [X]

3.       SEC USE ONLY

4.       SOURCES OF FUNDS

                  WC

5.       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
         ITEMS 2(e) OR 2(f)
                                                                             [ ]

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

                  Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         7.       SOLE VOTING POWER


         8.       SHARED VOTING POWER


         9.       SOLE DISPOSITIVE POWER


         10.      SHARED DISPOSITIVE POWER

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


12.      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES
                                                                             [ ]

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


14.      TYPE OF REPORTING PERSON

                    CO

                         AMENDMENT NO. 6 TO SCHEDULE 13D


                  This Statement (the "Statement") constitutes Amendment No. 6 to the Schedule 13D (the "Schedule 13D"), filed October 3, 2000, of Apartment Investment and Management Company ("AIMCO"), AIMCO Properties, L.P. ("AIMCO OP"), AIMCO-GP, Inc. ("AIMCO-GP"), ORP Acquisition Partners LP ("ORP"), Acquisition Limited Partnership ("Acquisition"), ORP Acquisition, Inc. ("ORP Acquisition"), Oxford Realty Financial Group, Inc. ("ORFG"), AIMCO/Bethesda Holdings, Inc. ("ABH") and AIMCO/Bethesda Holdings Acquisitions, Inc. ("ABHA"), as amended by (i) Amendment No. 1, filed October 10, 2000, by AIMCO, AIMCO OP, AIMCO-GP, ORP, Acquisition, ORP Acquisition, ORFG, ABH and ABHA; (ii) Amendment No. 2, filed October 30, 2000, by AIMCO, AIMCO OP, AIMCO-GP, ORP, Acquisition, ORP Acquisition, ORFG, ABH and ABHA; (iii) Amendment No. 3, filed November 8, 2000, by AIMCO, AIMCO OP, AIMCO-GP, ORP, Acquisition, ORP Acquisition, ORFG, ABH and ABHA; (iv) Amendment No. 4, filed November 8, 2000, by AIMCO, AIMCO OP, AIMCO-GP, ORP, Acquisition, ORP Acquisition, ORFG, ABH and ABHA and (v) Amendment No. 5, filed December 7, 2000, by AIMCO, AIMCO OP, AIMCO-GP, ORP, Acquisition, ORP Acquisition, ORFG, ABH and ABHA. AIMCO, AIMCO OP, AIMCO-GP, ORP, Acquisition, ORP Acquisition, ORFG, ABH and ABHA are herein referred to as the "Reporting Persons." The item numbers and responses thereto are set forth below in accordance with the requirements of Schedule 13D.

(2)      IDENTITY AND BACKGROUND.

                  Of the 10,992 Units in the Partnership, 5,995 Units are held by AIMCO OP and 4,997 Units are held by ORP.

                  Acquisition owns a 59% general partnership interest and a 40% limited partnership interest in ORP. ORP Acquisition owns a 1% general partnership interest in both Acquisition and ORP. ORFG wholly-owns ORP Acquisition.

                  ABH owns a substantial majority of the capital stock of ORFG. (The balance of ORFG was acquired by a previously existing subsidiary of AIMCO.) AIMCO OP owns 99% of ABH through non-voting preferred stock, Tebet, L.L.C. owns 0.8% of ABH through voting common stock and Peter Kompaniez owns 0.2% of ABH through voting common stock. Mr. Considine is the managing member of Tebet, L.L.C. and he is Chairman of the Board of Directors and Chief Executive Officer of AIMCO. Mr. Kompaniez is Vice Chairman of the Board of Directors and President of AIMCO. The ownership of ABH was structured to satisfy certain REIT requirements.

                  AIMCO OP owns a 45.565% limited partnership interest in Acquisition. In addition, ABHA, which is wholly-owned by ABH, previously owned a 25.75% limited partnership interest in Acquisition. A 27.684% limited partnership interest in Acquisition was previously held in escrow. As previously contemplated, as of January 2, 2001, the 27.684% limited partnership interest in Acquisition previously held in escrow was transferred to AIMCO OP and AIMCO OP acquired the 25.75% limited partnership interest in Acquisition held by ABHA. AIMCO OP currently owns a 99% limited partnership interest in Acquisition. Also on January 2, 2001, AIMCO OP acquired 5,995 Units from ABHA for $845 per Unit. AIMCO-GP is the sole general partner of AIMCO OP (owning approximately 1% of the total equity interests). AIMCO-GP is a wholly-owned subsidiary of AIMCO.

(5)      INTEREST IN SECURITIES OF THE ISSUER.

                  As set forth in Item (2), AIMCO OP owns 5,995 Units and ORP owns 4,997 Units, representing 24.40% and 21.11% of the outstanding Units (a total of 10,992 Units and 45.51%), based on the 23,667 Units outstanding at June 30, 2000.

                  AIMCO and AIMCO-GP may be deemed to beneficially own any interests directly owned by AIMCO OP by each of their relationship with AIMCO OP as set forth in Item (2).

                  AIMCO, AIMCO OP, AIMCO-GP, Acquisition, ORP Acquisition, ORFG and ABH may be deemed to beneficially own the Units directly owned by ORP by each of their relationship with ORP as set forth in Item (2).

                  Accordingly, for purposes of this Statement: (i) AIMCO OP is reporting that it shares the power to vote or direct the power to vote and the power to dispose or direct the disposition of the 5,995 Units which it directly owns; (ii) ORP is reporting that it shares the power to vote or direct the power to vote and the power to dispose or direct the disposition of the 4,997 Units which it directly owns; (iii) Acquisition, ORP Acquisition and ORFG and ABH are all reporting that each shares the power to vote or direct the vote and the power to dispose or direct the disposition of the 4,997 Units which ORP directly owns; and (v) AIMCO and AIMCO-GP are all reporting that each shares the power to vote or direct the vote and the power to dispose or direct the disposition of the 5,995 Units which AIMCO OP directly owns and the 4,997 Units which ORP directly owns.

                  As of January 2, 2001, ABHA ceased to beneficially own any Units.





                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: January 2, 2001

                                           APARTMENT INVESTMENT AND
                                           MANAGEMENT COMPANY


                                           By: /s/ Patrick J. Foye
                                               ---------------------------------
                                                Executive Vice President


                                           AIMCO PROPERTIES, L.P.

                                           By: AIMCO-GP, INC.
                                                (General Partner)


                                           By: /s/ Patrick J. Foye
                                               ---------------------------------
                                                Executive Vice President



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

                                           AIMCO-GP, INC.


                                           By: /s/ Patrick J. Foye
                                               ---------------------------------
                                                Executive Vice President


                                           ORP ACQUISITION PARTNERS LP

                                           By: ORP ACQUISITION, INC.
                                                (General Partner)

                                           By: /s/ Patrick J. Foye
                                               ---------------------------------
                                                Patrick J. Foye
                                                Executive Vice President

                                           ACQUISITION LIMITED PARTNERSHIP

                                           By: ORP ACQUISITION, INC.
                                                (General Partner)

                                           By: /s/ Patrick J. Foye
                                               ---------------------------------
                                                Patrick J. Foye
                                                Executive Vice President




                                           ORP ACQUISITION, INC.


                                           By: /s/ Patrick J. Foye
                                               ---------------------------------
                                                Patrick J. Foye
                                                Executive Vice President


                                           OXFORD REALTY FINANCIAL GROUP, INC.


                                           By: /s/ Patrick J. Foye
                                               ---------------------------------
                                                Patrick J. Foye
                                                Executive Vice President


                                           AIMCO/BETHESDA HOLDINGS, INC.


                                           By: /s/ Patrick J. Foye
                                               ---------------------------------
                                                Patrick J. Foye
                                                Executive Vice President


                                           AIMCO/BETHESDA HOLDINGS
                                           ACQUISITION, INC.


                                           By: /s/ Patrick J. Foye
                                               ---------------------------------
                                                Patrick J. Foye
                                                Executive Vice President




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